UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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OFFICE DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A is being filed to amend the definitive proxy statement of Office Depot, Inc. (the “Company”) for its Annual Meeting of Shareholders to be held on May 11, 2020 (such definitive proxy statement, the “Proxy Statement”), in order to reflect changes to Proposal No. 4, which has been revised to provide that, as part of the proposal to implement a reverse stock split, the Board of Directors of the Company is also proposing to reduce the number of shares of authorized common stock of the Company by an amount proportionate to the reduction of outstanding shares of common stock as a result of the reverse stock split. Prior to this revision of Proposal No. 4, there had been no proposed reduction in authorized shares of common stock in connection with the reverse stock split. No other changes have been made to the Proxy Statement, which was filed with the Securities and Exchange Commission on March 26, 2020.

AMENDMENT TO PROXY STATEMENT

The disclosure under the heading “Proposal No. 4: Authorization of Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Stock Split of our Common Stock” as set forth on pages 73 through 81 of the Proxy Statement is amended in its entirety as follows:

PROPOSAL No. 4: AUTHORIZATION OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

Our Board of Directors has unanimously approved, and recommends that our shareholders approve, an amendment to our Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of all of our outstanding shares of Common Stock by a ratio in the range of not less than 1-for-5 and not greater than 1-for-10 and to correspondingly decrease the number of authorized shares of our Common Stock, as indicated in the table below (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s shareholders. Should our Board proceed with the Reverse Stock Split, the exact ratio shall be set at a whole number within the above range as determined by our Board in its sole discretion.

The actual number of authorized shares of Common Stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the reverse stock split ratio that is ultimately determined by our Board within the range described in the above paragraph. The table below shows the number of authorized shares of Common Stock for each of the six alternative reverse stock split ratios, identified as “Amendments A, B, C, D, E and F”, reflecting the whole numbers within such range:

		Authorized Shares of Common Stock
	Reverse Stock Split Ratio	Prior to Reverse Stock Split	Giving Effect to Reverse Stock Split
Amendment A	1-for-5	800,000,000	160,000,000
Amendment B	1-for-6	800,000,000	133,333,333
Amendment C	1-for-7	800,000,000	114,285,714
Amendment D	1-for-8	800,000,000	100,000,000
Amendment E	1-for-9	800,000,000	88,888,888
Amendment F	1-for-10	800,000,000	80,000,000

For the convenience of our shareholders, the Certificate of Amendment attached hereto as Annex 1 indicates in brackets, for each of Amendments A through F, the ratio for the Reverse Stock Split and the correspondingly decreased number of authorized shares of Common Stock. Only the version of the Certificate of Amendment that sets forth the Amendment providing for the final ratio determined by our Board will be filed with the Secretary of State of the State of Delaware and become effective, whereupon all other such Amendments will automatically be deemed to have been abandoned by our Board.

If the shareholders approve the Reverse Stock Split, and our Board decides to implement it, the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) will become effective as of a date and time to be determined by the Board that will be specified in the Certificate of Amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) will terminate. Our Board may decide to implement the Reverse Stock Split substantially concurrently with the consummation of the holding company reorganization that, as previously announced, the Board is currently reviewing and, if approved, intends on completing on or about the end of the second quarter of 2020 (the “Holding Company Reorganization”). The Reverse Stock Split is not contingent upon the approval or consummation of the Holding Company Reorganization, and the approval of the Holding Company Reorganization is not a condition to the Reverse Stock Split.

The Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) will be realized simultaneously for all outstanding Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and each shareholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that shareholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Reverse Stock Split will not change the par value of our Common Stock. The Reverse Stock Split will also affect outstanding options, restricted stock awards and restricted stock units, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.

Reasons for the Reverse Stock Split

We believe that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. A reverse stock split could allow a broader range of institutions to invest in our Common Stock (including investors that, as a matter of policy, avoid or are prohibited from buying stocks that are priced below a certain threshold), potentially increasing the liquidity of our Common Stock. A reverse stock split could help increase interest in our stock from analysts and brokers as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing or trading in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The presence of these factors may be adversely affecting the pricing of our Common Stock as well as its trading liquidity.

Further, we believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock and the anticipated increase in the price per share as a consequence of the Reverse Stock Split, which our Board may decide to implement substantially concurrently with the Holding Company Reorganization, will encourage greater interest in our Common Stock by the financial community, business development partners and the investing public, help us attract and retain employees and other service providers, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our shareholders with respect to those shares presently held by them. Further, if our Board decides to implement the Holding Company Reorganization, each outstanding share of Common Stock would automatically convert into shares of common stock of our new holding company on a one-for-one basis. A decrease in the number of shares of our outstanding Common Stock and the anticipated increase in the price per share as a consequence of the Reverse Stock Split would benefit a concurrent Holding Company Reorganization.

However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Stock Split is effected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Stock Split is effected.

Our Board believes that shareholder adoption of a range of reverse stock split ratios (and corresponding decreased numbers of authorized shares of Common Stock), as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios, provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its shareholders. In determining a ratio following the receipt of shareholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split;

•	the continued listing requirements of The NASDAQ Stock Market; and

•	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock), notwithstanding shareholder approval thereof, and notwithstanding the consummation of, or failure to consummate, the Holding Company Reorganization, if our Board determines, in its sole discretion, that the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) is no longer in the best interests of the Company and its shareholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock, as well as the factors described in the above paragraph.

Reverse Stock Split Amendment to the Certificate of Incorporation

If the Reverse Stock Split is approved, Section 4.1 of the Certificate of Incorporation shall be amended and restated in its entirety as follows:

“4.1 Capital Stock. The total number of shares of capital stock which the corporation has authority to issue is [Amendment A: 160,000,000, Amendment B: 133,333,333, Amendment C: 114,285,714, Amendment D: 100,000,000, Amendment E: 88,888,888, Amendment F: 80,000,000] shares of Common Stock, par value of $0.01 per share, and 1 million shares of Preferred Stock, par value of $0.01 per share. Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation, each [Amendment A: 5, Amendment B: 6, Amendment C: 7, Amendment D: 8, Amendment E: 9, Amendment F: 10] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the board of directors of the corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

The Certificate of Amendment attached hereto as Annex 1 reflects the changes that will be implemented to the Certificate of Incorporation if the Reverse Stock Split is approved.

Principal Effects of the Reverse Stock Split

If the shareholders approve the proposal to authorize the Board to implement the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) and the Board implements the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock), we will amend the existing provision of Section 4.1 of the Certificate of Incorporation in the manner set forth above.

By approving this amendment, shareholders will approve the combination of any whole number of shares of Common Stock between and including five (5) and ten (10), with the exact number to be determined by the Board, into one (1) share, and a corresponding reduction in the number of authorized shares of Common Stock. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware will include only that number (and the corresponding number of authorized shares of Common Stock) determined by the Board to be in the best interests of the Company and its shareholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different reverse stock split ratio.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the exchange ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our shareholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, our Common Stock will continue to be listed on the NASDAQ Global Select Market under the ticker symbol “ODP” although it would receive a new CUSIP number.

The shares that are authorized but unissued after the Reverse Stock Split will be available for issuance, and, if we issue these shares, the ownership interest of holders of our Common Stock may be diluted. We may issue such shares to raise capital and/or as consideration in acquiring other businesses or establishing strategic relationships with other companies. Such acquisitions or strategic relationships may be effected using shares of Common Stock or other securities convertible into Common Stock and/or by using capital that may need to be raised by selling such securities. We do not have any agreement, arrangement or understanding at this time with respect to any specific transaction or acquisition for which the newly unissued authorized shares would be issued.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) is approved by the Company’s shareholders, and if at such time the Board still believes that a reverse stock split is in the best interests of the Company and its shareholders, the Board will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) will become effective as of the Effective Time. The Board will determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its shareholders. The Board may decide to implement the Reverse Stock Split substantially concurrently with the consummation of the Holding Company Reorganization. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share will, automatically and without any further action on the part of our shareholders, be combined into and become one share of Common Stock, and each certificate which, immediately prior to the Effective Time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares, to a cash payment, without interest, in lieu thereof. The cash payment will equal the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our Common Stock, as reported on the NASDAQ Stock Market, during the ten consecutive trading days ending on the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares

If the Reverse Stock Split is effected, shareholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Shareholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our Common Stock owned in book-entry form.

Certificated Shares

As soon as practicable after the Effective Time of the Reverse Stock Split, shareholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

If and when the Reverse Stock Split is effected, the number of authorized shares of Common Stock will contemporaneously be decreased in proportion to the final ratio determined by our Board with respect to the Reverse Stock Split. As described above, Amendments A, B, C, D, E or F set forth above will decrease the number of authorized shares of Common Stock from 800,000,000 to 160,000,000, 133,333,333, 114,285,714, 100,000,000, 88,888,888 or 80,000,000, respectively.

As a result of the decrease in authorized shares of Common Stock that will occur if and when the Reverse Stock Split is effected, the same proportion of authorized but unissued shares of Common Stock to shares of Common Stock authorized and issued (or reserved for issuance, including any treasury shares) would be maintained as of the Effective Time (except for any changes as a result of the treatment of fractional shares).

If the Reverse Stock Split is abandoned or deemed to be abandoned by our Board, the decrease in the number of authorized shares will also be abandoned or deemed to be abandoned by our Board.

Certain Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price for our Common Stock. Additionally, the market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

•

Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines or policies of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

•

The liquidity of our Common Stock may be harmed by the Reverse Stock Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

•

The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our Common Stock. Consequently, the market price per post-Reverse Stock Split shares may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

•

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder

Pursuant to the terms of the Company’s 2019 Long-Term Incentive Plan, the 2017 Plan, 2015 Long-Term Incentive Plan and 2003 OfficeMax Incentive and Performance Plan (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of Common Stock available for future grant, the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of Common Stock being delivered upon exercise, vesting or settlement of such awards immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Any fractional shares that would otherwise result from the Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our Common Stock will remain unchanged at the Effective Time of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split that the Board decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The amendment to our Certificate of Incorporation will not affect the par value of our Common Stock, which will remain at $0.01 per share.

Dividends

While the timing, declaration and payment of any future dividends to holders of our Common Stock fall within the discretion of our Board of Directors and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of any future dividends would be adjusted accordingly to reflect the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

As part of the proposal to authorize the Board to implement the Reverse Stock Split, the Board is proposing to correspondingly reduce the number of shares of authorized Common Stock to a proportionate number, as described above. The reason for the reduction is to preclude a significant increase in the number of authorized but unissued shares of Common Stock vis-à-vis the outstanding shares of Common Stock. An increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company). The Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and shareholders. Our Board has not considered the Reverse Stock Split to be a tool to be utilized as a type of anti-takeover device, and it has determined that a reduction in the number of authorized shares of Common Stock in the event of a Reverse Stock Split is appropriate.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and the Company will not independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our Common Stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, “qualified foreign pension funds,” partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our Common Stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

Each holder of our Common Stock should consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders. The discussion in this section is addressed to “U.S. holders”. A “U.S. holder” is a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia or a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered. A U.S. holder who receives a cash payment from the exchange agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to the fractional share of our Common Stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our Common Stock.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from the exchange agent in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders”. A non-U.S. holder is a beneficial owner of our Common Stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. Any gain recognized with respect to a cash payment received from the exchange agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (ii) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the relevant taxable year and certain other conditions are met or (iii) the gain is subject to tax pursuant to the “FIRPTA” rules discussed below. A non-U.S. holder described in (i) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are or will become “United States real property holding corporation” for U.S. federal income tax purposes.

If we are, or have been at any time during the shorter of (i) the five-year period preceding the recognition of any gain with respect to any cash payment received in lieu of a fractional share of our Common Stock (as described below) and (ii) a non-U.S. holder’s holding period for its Common Stock (such shorter period, the “relevant period”), a “United States real property holding corporation,” a non-U.S. holder may be subject to U.S. federal income tax and/or withholding tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to any cash payment received in lieu of a fractional share of our Common Stock. Specifically, except as described below, a non-U.S. holder would generally be subject to U.S. federal income tax on any gain recognized with respect to such cash payment in the same manner as if such non-U.S. holder were a United States person as described in the Code (unless an applicable income tax treaty provides otherwise), although a non-U.S. holder that is a corporation would not be subject to the “branch profits tax” described above on any such gain. In addition, except as described below, a 15% withholding tax may apply to the cash payment received, although the payment would generally be exempt from such withholding tax if the Common Stock held by the non-U.S. holder is of a class that is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as The NASDAQ Global Select Market, where our Common Stock is currently listed). Furthermore, the non-U.S. holder would generally be required to file a U.S. federal income tax return for the taxable year in which the gain is realized and subject to U.S. federal income tax as a result of our status as a “United States real property holding corporation.”

Notwithstanding the foregoing discussion, a non-U.S. holder will be exempt from U.S. federal income and withholding tax on any cash payment received in lieu of a fractional share of our Common Stock if (i) at any time during the calendar year, any class of our Common Stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as The NASDAQ Global Select Market, where our Common Stock is currently listed) and (ii) (x) if the Common Stock held by the non-U.S. holder is “regularly traded” on an established securities market, the non-U.S. holder does not actually or constructively own, and has not actually or constructively owned at any time during the relevant period, more than 5% of such regularly traded class of Common Stock or (y) if the Common Stock held by the non-U.S. holder is not “regularly traded” on an established securities market, on the date that the non-U.S. holder acquired such Common Stock it had a fair market value less than or equal to 5% of the fair market value of the regularly traded class of Common Stock.

Non-U.S. holders should consult their own tax advisors about how the FIRPTA rules would apply to them.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash from the exchange agent in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Interests of Directors and Executive Officers

Our Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock and equity awards granted to them pursuant to the Stock Plans.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Certificate of Amendment, even if the authority to effect these amendments is approved by our shareholders at the Annual Meeting and notwithstanding the consummation of, or failure to consummate, the Holding Company

Reorganization. By voting in favor of the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock), you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of Common Stock) and the Certificate of Amendment if it should so decide, in its sole discretion, that such actions are in the best interests of our shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors.

Required Vote

In accordance with our Certificate of Incorporation and Delaware law, an affirmative vote of a majority of our shares of Common Stock issued and outstanding as of the Record Date will be required to approve the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors. Abstentions and broker non-votes, if any, will thus count as votes AGAINST the amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the amendment to the Certificate of Incorporation pursuant to the Certificate of Amendment to effect the Reverse Stock Split at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

Annex 1 to the Proxy Statement is amended in its entirety as follows:

Annex 1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

OFFICE DEPOT, INC.

*****

Office Depot, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, as amended (this “Amendment”), to combine each [Amendment A: 5, Amendment B: 6, Amendment C: 7, Amendment D: 8, Amendment E: 9, Amendment F: 10] outstanding shares of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock.

SECOND: That this Amendment was duly adopted in accordance with the terms of the Restated Certificate of Incorporation of the Corporation, as amended, and the provisions of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

THIRD: That, upon the effectiveness of this Amendment, the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended such that Section 4.1 is amended and restated in its entirety to read as set forth below:

“4.1 Capital Stock. The total number of shares of capital stock which the corporation has authority to issue is [Amendment A: 160,000,000, Amendment B: 133,333,333, Amendment C: 114,285,714, Amendment D: 100,000,000, Amendment E: 88,888,888, Amendment F: 80,000,000] shares of Common Stock, par value of $0.01 per share, and 1 million shares of Preferred Stock, par value of $0.01 per share. Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation, each [Amendment A: 5, Amendment B: 6, Amendment C: 7, Amendment D: 8, Amendment E: 9, Amendment F: 10] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.01 per share. No fractional shares shall be issued, and, in lieu thereof, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the board of directors of the corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of this corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

FOURTH: This Amendment shall be effective as of [date and time to be determined by the Board].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its Chief Executive Officer this [    ] day of [                ], 20[    ].

OFFICE DEPOT, INC.

By:
Name:
Title: Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on May 11, 2020: This Amendment, the Notice of the Annual Meeting, the Proxy Statement

and the Annual Report are available at www.proxyvote.com.